CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Arrow Investments Trust and to the use of our reports dated September 27, 2019 on the financial statements and financial highlights of Arrow DWA Balanced Fund, Arrow DWA Tactical Fund, Arrow Dynamic Income Fund, Arrow Managed Futures Strategy Fund, Arrow Dogs of the World ETF, Arrow DWA Country Rotation ETF, and Arrow DWA Tactical ETF, each a series of shares of beneficial interest in Arrow Investments Trust. Such financial statements and financial highlights appear in the July 31, 2019 Annual Reports to Shareholders which are incorporated by reference into the Statements of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 26, 2019